FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-04

----- Original Message -----

From: STEPHEN GARGIULO (CANTOR, FITZGERALD L)

At: 12/01/16 10:29:23

**The updated termsheet and Annex A-1 reflect a change to 25 Senate Place

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.

-------------------------------------------------------------------------------

http://www.cantor.com/bloomberg

This electronic mail message and any attached files contain information intended for the exclusive use of the individual or entity to whom it is addressed and may contain information that is proprietary, privileged, confidential and/or exempt from disclosure under applicable law. If you are not the intended recipient, you are hereby notified that any viewing, copying, disclosure or distribution of this information may be subject to legal restriction or sanction. Please notify the sender, by electronic mail or telephone, of any unintended recipients and delete the original message without making any copies.